Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT





We hereby consent to the use in the Amendment No.1 to Form SB-2 Registration Statement, of Advanced Communications Technologies, Inc., our report dated October 19, 2001 relating to the consolidated balance sheet for the year ended June 30, 2001 and the related statements of operations, changes in stockholders equity, and cash flows for the years ended June 30, 2001 and 2000 of Advanced Communications Technologies, Inc. which appear in such Amendment No.1 to Form SB-2, and to the reference to our Firm under the caption "Experts" in the Prospectus.





                                               /S/ Weinberg & Company, P.A.
                                               WEINBERG & COMPANY, P.A.
                                               Certified Public Accountants


Boca Raton, Florida
June 13, 2002